UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.)
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☐	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
OXiGENE, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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230 THIRD AVENUE
WALTHAM, MASSACHUSETTS 02451
SUPPLEMENT TO PROXY STATEMENT
     In connection with the Definitive Proxy Statement, dated April 7, 2009, of OXiGENE, Inc. (the “Company”) filed with the Securities and Exchange Commission and mailed to the Company’s stockholders with respect to the Company’s Annual Meeting of Stockholders to be held on May 28, 2009 (the “2009 Annual Meeting”), the Company hereby supplements and updates the disclosure in the Definitive Proxy Statement as follows: Effective upon and subject to his re-election to the Company’s Board of Directors at the 2009 Annual Meeting, William N. Shiebler, who has been a member of the Board since 2002, will serve as the Chairman of the Company’s Board of Directors. John A. Kollins, the Company’s Chief Executive Officer, will serve as the Chairman of the Joint Development Committee of Symphony ViDA, Inc. (“ViDA”), and Mr. Kollins will not serve as Chairman of the Board as was previously disclosed in the Definitive Proxy Statement. Mr. Kollins will continue to serve on the Board of Directors of ViDA. ViDA was formed pursuant to a collaboration between the Company and Symphony Capital Partners, L.P. in order to hold certain intellectual property related to two of the Company’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, which were exclusively licensed to ViDA, and to fund commitments of up to $25,000,000 to advance these programs.
     You should continue to use the proxy card previously sent to you with the Definitive Proxy Statement for the Annual Meeting. If you have already voted, you do not need to resubmit your vote or to complete a new proxy card. Any stockholder who desires to revoke or change a previously executed proxy may do so in the manner described in the Definitive Proxy Statement.
     A copy of this Supplement to Proxy Statement is available on our website at www.oxigene.com.
John A. Kollins
Chief Executive Officer
May 8, 2009

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